Exhibit 10.1

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT AMENDS, RESTATES AND REPLACES IN ITS ENTIRETY THAT CERTAIN AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF AUGUST 29, 2018, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT AND WAIVER TO AMENDED AND RESTATED LOAN AGREEMENT DATED MARCH 15, 2019, THAT CERTAIN SECOND AMENDMENT AND WAIVER TO AMENDED AND RESTATED LOAN AGREEMENT DATED APRIL 25, 2019, THAT CERTAIN THIRD AMENDMENT AND WAIVER TO AMENDED AND RESTATED LOAN AGREEMENT DATED OCTOBER 28, 2019 AND THAT CERTAIN SECOND AMENDED AND RESTATED LOAN AGREEMENT DATED MARCH 20, 2020 ALL BETWEEN BORROWER AND LENDER

THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of this 9th day of December, 2020, by and between VENUS CONCEPT USA INC., a Delaware corporation, whose address is 235 Yorkland Blvd., Suite 900, Toronto, ON M2J 4Y8 (“Venus USA”); VENUS CONCEPT CANADA CORP., a Canadian corporation whose address is 255 Consumers Road, Suite 110, Toronto, ON M2J 1R4 (“Venus Canada”), and VENUS CONCEPT INC., a Delaware corporation, whose address is 235 Yorkland Blvd., Suite 900, Toronto, ON M2J 4Y8 (“VCI”), jointly and severally (collectively, the “Borrower”), and CITY NATIONAL BANK OF FLORIDA, its successors and/or assigns (the “Lender”), whose address is 100 SE 2nd Street, 13th Floor, Miami, Florida 33131.

RECITALS

A. Borrower has requested and Lender has agreed to make a revolving credit facility to Borrower in the maximum principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) (the “Loan”) to be used by Borrower to finance working capital requirements, subject to the terms and conditions contained in this Agreement.

B. Borrower and Lender have negotiated the terms and conditions of, and wish to enter into, this Agreement in order to set forth the terms and conditions of the Loan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Borrower and Lender agree as follows:

1. DEFINITIONS. As used in this Agreement the terms listed below shall have the following meanings unless otherwise required by the context:

(a) Account: Has the meaning set forth in the Code.

(b) Account Debtor: Means a person who is obligated under any Account.

(c) Affiliate: An Affiliate of the Borrower shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with the Borrower. An entity shall be deemed to be “controlled by” another entity if such other entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such entity whether by contract, ownership of voting securities, membership interests or otherwise.

(d) Available Commitment: Means up to $10,000,000.00.

(e) Bona Fide Revenue Contract: Means any duly executed and effective bona fide contract of the Parent or any Subsidiary thereof entered into in the ordinary course of business with any

Person that is not an Affiliate of any Loan Party or any Subsidiary pursuant to which the Parent or any Subsidiary earns revenue.

(f) Borrowing Base: Shall have the meaning given to such term in Section 2 hereof.

(g) Borrowing Base Certificate or BBC: Means the certificate attached hereto as Exhibit “A”.

(h) Capital Expenditures: Means all expenditures which would be required to be capitalized and shown on the balance sheet of the Borrower, including expenditures in respect to Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking of eminent domain or condemnation of the assets being replaced.

(i) Capital Lease: Means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real and personal property by such Person that is accounted for as a capital lease on the balance sheet of such Person.

(j) Code: Means the Uniform Commercial Code (or any successor statute), as adopted and in force in Florida or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

(k) Collateral: Shall have the meaning set forth in the Amended and Restated Security Agreement.

(l) Collateral Access Agreement: Means an agreement pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory owned by the loan party, acknowledges the liens of the lender and waives any liens held by such Person on such property, and in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon, and contains such other provisions as otherwise acceptable to Lender.

(m) Consolidated Contract Revenues: Means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum (as calculated by the Parent in accordance with its practices prior to the date hereof), without duplication, of (a) gross revenues for such period from all Bona Fide Revenue Contracts originally entered into by the Parent or any Subsidiary of Parent in such period that are, or pursuant to the terms of such Bona Fide Revenue Contract will be, recognized as Consolidated Revenues under GAAP in such period or any future period plus (b) incremental gross revenues for such period arising pursuant to the terms of any bona fide amendment, extension, renewal or other modification of any Bona Fide Revenue Contract entered into by the Parent or any of its Subsidiaries in a prior period (or earlier in such period) that are, or pursuant to the terms of such amendment, extension, renewal or other modification will be, recognized as Consolidated Revenues under GAAP in such period or any future period plus (c) all revenues for such period that are (x) not in any way earned pursuant to, derived from or in any way related to any Contractual Obligation and (y) included in Consolidated Revenues for such period; provided, that, it is understood and agreed that in no event shall “Consolidated Contract Revenues” include any revenues from any contract or any amendment, extension, renewal or modification of any contract to the extent such contract, amendment, extension, renewal or modification represents a replacement of an existing Bona Fide Revenue Contract without a material modification of the economics thereof.

(n) Consolidated Revenues: Means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the total of (a) gross revenues for such period as determined in accordance with GAAP minus (b) the sum (without duplication) of (i) trade, quantity and cash discounts allowed by the Parent and its Subsidiaries plus (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price plus (iii) product returns and allowances plus (iv) set-offs and counterclaims plus (v) any other similar and customary deductions used by the Parent and its Subsidiaries in determining net revenues, all for such period and as determined in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

(o) Contractual Obligation: Means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

(p) CPLTD: Current Portion of Long-Term Debt.

(q) EBITDA: As applies to any Person, the sum of earnings before interest, taxes, depreciation and amortization.

(r) Eligible Accounts Receivable: Means all Accounts in U.S. dollars and Canadian dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower arising from the sale of inventory and/or the provision of services in Borrower’s ordinary course of business (as approved by Lender) in which Lender has a first priority, perfected security interest, but excluding, without duplication:

(i) domestic (Account Debtor located in the U.S. and/or Canada) Accounts not related to equipment leased to an Account Debtor due more than ninety (90) days after the date of invoice or past due by more than sixty (60) days;

(ii) All Accounts owed by an Account Debtor if more than twenty-five percent (25%) of the Accounts owed by such Account Debtor to Borrower is deemed ineligible hereunder pursuant to clause (i);

(iii) Accounts owing from any Affiliate of Borrower;

(iv) Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;

(v) Accounts that are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset, to the extent of such dispute, counterclaim, contra-account, rebate, accrual, deposit or offset;

(vi) Accounts owing by any Account Debtor that becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships;

(vii) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

(viii) Accounts owed by an Account Debtor that (1) is a sanctioned person or (2) other than an Account Debtor with respect to a foreign Eligible Accounts Receivable, is located outside of the United States of America;

(ix) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision, provided, however, accounts owed by the United States Postal Service shall be Eligible Accounts Receivable;

(x) (I) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor and (II) accounts as to which the service giving rise to the Account has not been completely performed or which do not represent a final sale;

(xi) Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment;

(xii) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of such Account Debtor) exceeds fifteen percent (15%) of the total Accounts of Borrower subject to the Borrowing Base (but only to the extent of the excess) (each an “Over Concentration Account,” and collectively the “Over Concentration Accounts,”); provided, however, at Borrower’s request Lender shall review any Over Concentration Account on a case-by-case basis, and may include any such Over Concentration Account as Eligible Accounts Receivable as Lender shall determine in its sole and absolute discretion;

(xiii) Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has Lien or retainage rights;

(xiv) Any and all other Accounts the validity, collectability, or amount of which is determined in good faith and after reasonable due diligence by Borrower or Lender to be doubtful;

(xv) Any and all Accounts owed in connection with any bonded contracts;

(xvi) Any other Account which Lender in its sole and absolute discretion deems to be ineligible;

(xvii) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower so qualify or filed;

(xviii) Accounts owed by an Account Debtor who disputes the liability thereof; and

(xviv) Accounts in which Body Contour Ventures, LLC, American Aesthetic Equipment, LLC, BCA Acquisitions, LLC and/or any of their affiliates is the Account Debtor for so long as such Account Debtors are the subject of any bankruptcy or other similar proceeding and until Lender provides consent to include such Accounts as Eligible Accounts Receivable.

(s) Escrow Agreement: Means that certain Escrow Agreement dated of even date herewith, by and among Madryn Health Partners, LP and the Lender.

(t) Event of Default: Shall have the meaning given to such term in Section 7.

(u) Exchange Agreement: Means that certain Securities Exchange and Registration Rights Agreement dated of even date herewith, by and among VCI, the Guarantors party thereto, the Investors party thereto and Madryn Health Partners, LP.

(v) Financing Statements: The financing statements from Borrower to Lender to perfect Lender’s security interest in the personal property described in the Amended and Restated Security Agreement.

(w) Fiscal Year: Means the fiscal year of the Borrower, which period shall be a 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g. “Fiscal Year 2013”) refer to the Fiscal Year ending on December 31 of such calendar year.

(x) GAAP: Generally accepted accounting principles consistently applied, as adopted in the United States, and as amended from time to time.

(y) Governmental Authority: Any governmental or quasi-governmental authority, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over the Lender, the Borrower or, the Guarantor.

(z) Governmental Requirements: The standards for real property appraisals established under applicable regulations governing national or state chartered banks promulgated by the Board of Governors of the Federal Reserve System or the United States Comptroller of the Currency, and any other regulations promulgated by any Governmental Authority which apply to Lender.

(aa) Guarantor: VENUS CONCEPT LTD., an Israeli corporation.

(bb) Guaranty: Third Amended and Restated Guaranty of Payment and Performance of even date herewith from Guarantor in favor of Lender, as may be amended, restated, modified or replaced from time to time.

(cc) Inventory: Has the meaning set forth in the Code.

(dd) Involuntary Disposition: any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

(ee) IP Rights: all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, copyrights, domain names, patents, trademarks, proprietary databases, proprietary software, websites and trade secrets, including without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, show-how, software (other than commercially available, off-the-shelf or open source), specifications for products, techniques, technology, trade dress and all improvements thereof and thereto, which is owned by any Loan Party or any Subsidiary thereof or which any Loan Party or any Subsidiary thereof is licensed, authorized or otherwise granted rights under or to.

(ff) Lien: means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

(gg) Loan: That certain revolving credit facility in the amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) from time to time outstanding, as evidenced by the Note and secured by the Security Agreement and other Loan Documents as provided herein.

(hh) Loan Documents: Any and all agreements evidencing, securing, or executed by the Borrower and the Guarantors in connection with the Loan, including, without limitation, the Note, the Security Agreement, and the Guaranty and this Agreement.

(ii) Loan Party: the Parent, Guarantor and each Borrower.

(jj) LTD or Long-Term Debt: Means financial obligations that become due more than one year.

(kk) Material Adverse Effect: Means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Parent and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of the obligations under any Loan Documents or (c) a material adverse effect upon any substantial portion of the Collateral under the Loan Documents or upon the legality, validity, binding effect or enforceability of any Loan Document against the Borrower of any Loan Document.

(ll) Note: That certain Fourth Amended and Restated Revolving Promissory Note dated as of even date herewith from Borrower in favor of Lender in the principal amount of $10,000,000.00, as the same may be amended, restated, modified or replaced from time to time.

(mm) Parent: Venus Concept Inc., a Delaware corporation.

(nn) Permitted Transfers: (a) the sale, lease, license, transfer or other disposition (including, for the avoidance of doubt, by way of subscription agreements) of inventory (excluding, for the avoidance of doubt, any intellectual property or any IP rights) in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party or any of their Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary thereof; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an investment, such transaction is permitted under the terms of this Agreement, (d) granting licenses of intellectual property on a non-exclusive basis or on an exclusive basis so long as each such exclusive license is limited to geographic areas, particular distribution channels or fields of use, customized products for customers or limited time periods, and so long as after giving effect to such exclusive license, the Parent and its Subsidiaries retain sufficient rights to use or benefit from the subject intellectual property as to enable them to continue to conduct their business in the ordinary course, (e) any Involuntary Disposition, (f) investments permitted pursuant to this Agreement (including, for the avoidance of doubt, any issuance by a Subsidiary of Parent of its equity interests to a minority owner of such Subsidiary at initial creation or formation of such Subsidiary), (g) the sale, transfer, issuance or other disposition of a de minimis number of shares of the equity interests of a Subsidiary of Parent that is not organized under the laws of any state of the United States or the District of Columbia (excluding Venus Canada) in order to qualify members of the governing body of such Subsidiary if required by applicable law, (h) the abandonment or other disposition of IP Rights that are not material and are no longer used or useful in any material respect in the business of the Parent and its Subsidiaries, (i) licenses, sublicenses, leases or subleases (in each case, other than with respect to IP Rights or intellectual property) granted to third parties in the ordinary course of business and not interfering in any material respect with the business of the Parent and its Subsidiaries, (j) dispositions of cash and cash equivalents in the ordinary course of business and (k) any other disposition where (1) the consideration paid in connection therewith shall be cash or cash equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (2) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such disposition and (3) the aggregate net book value of all of the assets sold or otherwise disposed of in such disposition together with the aggregate net book value of all assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $1,000,000.

(oo) Person: A natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

(pp) Permitted Liens: Means (i) Liens pursuant to any Loan Document; (ii) Liens in favor of the Junior Lender (as defined in the Subordination Agreement) on Junior Lender’s Collateral (as defined in the Subordination Agreement); (iii) Liens in favor of the Senior Lender (as defined in the Subordination Agreement) on Senior Lender’s Collateral (as defined in the Subordination Agreement); (iv) Liens granted under the Transaction Documents (as defined in the Exchange Agreement); (v) Liens existing on the Effective Date; (vi) Liens (other than Liens imposed under ERISA or in respect of a Canadian Pension Plan) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (vii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established; (viii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or in respect of a Canadian Pension Plan; (ix) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (x) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (xi) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default; (xii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; (xiii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (xiv) reservations, limitations, provisos and conditions expressed in any original grants from the crown or other grants of real or immovable property, or interest therein, which do not materially affect the use of the affected land for the purpose for which it was used by that Person; (xv) security given to a public utility or Governmental Authority when required by such utility or authority (excluding, for the avoidance of doubt, security in connection with Indebtedness for borrowed money) in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it was used by that Person; (xvi) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings under applicable law regarding operating leases entered into by the Parent or any Subsidiary of Parent in the ordinary course of business; and (xvii) other Liens securing Indebtedness or other obligations permitted hereunder, in an aggregate amount at any time outstanding not to exceed $250,000.

(qq) Security Agreement: Collectively, that certain Second Amended and Restated Security Agreement of even date herewith from Venus USA and VCI in favor of Lender, and that certain Amended and Restated General Security Agreement dated August 24, 2018, as amended by that certain Amendment to General Security Agreement of even date herewith both from Venus Canada in favor of Lender as the same may be amended, restated, modified or replaced from time to time.

(rr) Subordination Agreement: Collectively, those certain Subordination of Debt Agreements dated of even date herewith by and among: (i) Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Lender, and Venus USA; (ii) Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Lender and VCI; and (iii) Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Lender and Venus Canada.

(ss) Subsidiary: As defined in the Security Agreement.

(tt) Total Liabilities: Means the Borrower’s total stated liabilities, less subordinated debt.

(uu) Unmatured Event of Default: Any event that, if it continues uncured, will, with lapse of time or notice, or both, constitute an Event of Default hereunder and under the other Loan Documents.

2. LOAN. Provided no Unmatured Event of Default or Event of Default then exists, the proceeds of the Loan shall be advanced from time to time to Borrower in amounts such that the aggregate principal amount of the Loan at any one time outstanding, will not exceed the lesser of: (i) $10,000,000.00; or (ii) the Domestic Eligible Non-Leased Accounts Receivable Formula Amount defined below, on such date (if applicable), less any reserves determined by Lender in its sole and absolute discretion (the “Borrowing Base”). If at any time (other than as described in the last paragraph of this Section 2) the aggregate principal balance of the Loan exceeds the Borrowing Base, Borrower shall be required to make a principal reduction within ten (10) business days in an amount sufficient to bring the outstanding principal balance of the Loan into compliance with the Borrowing Base. The failure to make such payment shall constitute an immediate Event of Default hereunder. In addition, upon such occurrence, Lender shall have the option, in its sole and absolute discretion, to permanently reduce availability under the Loan by an amount equal to the amount in excess of the Borrowing Base, irrespective of any subsequent payment made by Borrower. Notwithstanding the foregoing, Lender in its sole and absolute discretion may reduce the advance rates set forth above, or adjust or reduce one or more of the other elements used to compute the Borrowing Base and determine availability hereunder. As used herein, the following terms will have the meanings indicated:

“Domestic Eligible Non-Leased Accounts Receivable Formula Amount” means an amount up to 85% of the net amount of domestic (Account Debtor located in U.S. and/or Canada) Eligible Accounts Receivable not related to equipment leased to an Account Debtor, on any date of determination thereof.

3. EXPENSES: Borrower shall pay all fees and charges incurred in the procuring and making of the Loan and all other expenses incurred by Lender during the term of the Loan, including without limitation documentary stamp taxes, if applicable, intangible taxes, if applicable, recording expenses, and the fees of the attorneys for Lender. The Borrower shall also pay any and all insurance premiums, taxes, assessments, and other charges, Liens and encumbrances upon the Collateral. Such amounts, unless sooner paid, shall be paid from time to time as Lender shall request either to the Person to whom such payments are due or to Lender if Lender has paid the same.

4. WARRANTIES AND REPRESENTATIONS. Borrower and/or Guarantor, as applicable, represent and warrant (which representations and warranties shall be deemed continuing) as follows:

(a) Organization Status. (i) Venus Concept USA, Inc. is duly organized under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware, (ii) Venus Concept Canada Corp. is duly organized under the laws of Ontario, Canada, and is in good standing under the laws Ontario, Canada, (iii) Venus Concept Inc. is duly organized under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware, (iv) Venus Concept USA, Inc. is qualified to do business in the State of Florida and the State of California, and (v) the issued and outstanding capital stock of the Borrower and Guarantor has been duly and validly issued.

(b) Compliance with Laws. To the Borrower’s knowledge, Borrower is in material compliance with all laws, regulations, ordinances and orders of all Governmental Authorities applicable to it.

(c) Accurate Information. All information now and hereafter furnished by Borrower to Lender in connection with the Loan Documents is and will be true, correct and complete in all material respects.

(d) Authority to Enter into Loan Documents. The Borrower has full power and authority to enter into the Loan Documents and consummate the transactions contemplated hereby, and the facts and matters expressed or implied in the opinions of its legal counsel are true and correct.

(e) Validity of Loan Documents. The Loan Documents have been approved by those Persons having proper authority, and are in all respects legal, valid and binding according to their terms.

(f) Priority of Lien on Personalty. No chattel mortgage, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender and other Permitted Liens) has been or will be executed with respect to any of the Collateral, unless otherwise approved by Lender in accordance with the Security Agreement.

(g) Conflicting Transactions of Borrower. The consummation of the transaction hereby contemplated and the performance of the obligations of Borrower and Guarantor under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any material lease, loan or credit agreement, or other material instrument to which Borrower or Guarantor is a party or by which they are bound.

(h) Pending Litigation. There are no actions, suits or proceedings pending against Borrower, Guarantor, or the Collateral, or to the Borrower’s knowledge, threatened in writing against Borrower, Guarantor, the Collateral before or by any Governmental Authority that (i) purports to affect or pertain to the validity or enforceability of any of the Loan Documents or (ii) could reasonably be expected to have a Material Adverse Effect, except, in each case, actions, suits and proceedings which have been disclosed to and approved by Lender in writing. As of the date hereof, a true and complete list of all actions, suits or proceedings pending before any Governmental Authority that could reasonably be expected to result in losses and/or expenses in excess of $250,000 has been provided to Lender. To the Borrower’s knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(i) Condition of Collateral. The Collateral is not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(j) Discharge of Liens and Taxes. Borrower and Guarantor have filed all Canadian, Israeli and U.S. federal and state income and all other material tax returns and reports required to be filed, and have paid and/or discharged all provincial, territorial, state and other material taxes, assessments, fees and other governmental charges levied or imposed by a taxing authority upon them or their properties, income or assets otherwise due and payable, except to the extent that such items are being appropriately contested in good faith and an adequate reserve under GAAP for the payment thereof is being maintained.

(k) Sufficiency of Capital. Neither Borrower nor any Guarantor is, and after consummation of this Agreement and after giving effect to all indebtedness incurred and Liens created by Borrower in connection with the Note and any other Loan Documents, will be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time.

(l) ERISA. Each employee pension benefit plan, as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Borrower and/or any Guarantor meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No

“Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan.

(m) No Default. There is no Event of Default or Unmatured Event of Default on the part of Borrower or Guarantor under this Agreement, the Note, the Guaranty or the Security Agreement. To Borrower’s knowledge, Guarantor and Borrower are not in default in any material respect under any agreement or instrument to which it is a party or by which it may be bound which would individually or in the aggregate have a material adverse effect on the financial condition or business of the Borrower or Guarantor.

(n) Brokerage. Any brokerage commission due in connection with the transaction contemplated hereby has been paid in full.

(o) Ownership of Properties/Liens. Borrower has marketable title or leasehold interests in and to all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower’s real and personal properties, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), are free and clear of all Liens (other than Permitted Liens).

5. COVENANTS. Borrower and Guarantor, as applicable, covenants and agrees with Lender as follows:

(a) Taxes. Borrower certifies that it has filed or caused to be filed all federal, state income and other material tax returns which are required to be filed, and have paid or caused to be paid all such taxes as shown on said returns or in any manner due to be paid (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by Borrower and not being contested in good faith, to the extent that such taxes have become due.

(b) Notice of Litigation. Borrower shall promptly give Lender written notice of (a) a judgment in excess of $500,000.00 entered against Borrower, or (b) the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of Borrower which, if adversely determined, would materially adversely affect the business of Borrower, or which questions the validity of this Agreement, the Note or the Security Agreement.

(c) Notice of Default. Borrower shall promptly give Lender written notice of any Unmatured Event of Default under any agreement with Lender or under any other contract to which Borrower is a party resulting in the acceleration of Indebtedness which would reasonably be expected to have a materially adverse affect on the business of Borrower.

(d) Reports. Borrower shall promptly furnish Lender with copies of all material governmental agency reports pertaining to or affecting Borrower which would materially adversely affect the business of Borrower.

(e) Change in Ownership, Control or Management of Borrower. Borrower shall not change its ownership, control or management structure during the term of the Agreement without the prior written consent of Lender, including without limitation, if either Borrower becomes a standalone entity or subsidiary of another entity, which shall not be unreasonably withheld or delayed. It is hereby clarified that bona fide raising of capital or an initial public offering of the Guarantor or either Borrower shall not be deemed as change of control of the Borrower and shall not require the Lender’s prior written consent.

(f) Change in Fiscal Year. Borrower shall not change its fiscal year without the prior written consent of Lender. Borrower’s fiscal year ends on December 31.

(g) No Sale of Assets. Borrower and Guarantor shall not, during the term of the Loan, transfer any material portion of their respective assets (other than Permitted Transfers) unless either (i) such transfer is in the ordinary course of Borrower’s or Guarantor’s business, for fair market value or reasonable consideration, and such transfer will not have a material adverse effect on the financial condition of Borrower or Guarantor and/or its ability to perform the obligations hereunder, as determined by Lender in its reasonable discretion, or (ii) (x) the consideration paid in connection therewith shall be cash or cash equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (y) no Unmatured Event of Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such transfer, and (z) the aggregate net book value of all of the assets sold or otherwise disposed of in such disposition together with the aggregate net book value of all assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $500,000.

(h) Title to Collateral. Borrower will deliver to Lender, after its reasonable request, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any of the Collateral.

(i) Payment of Taxes. Borrower shall pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all provincial, territorial, state and other material taxes, assessments, fees and other governmental charges levied or imposed by a taxing authority upon them or their properties, income or assets otherwise due and payable, except to the extent that such items are being appropriately contested in good faith and an adequate reserve under GAAP for the payment thereof is being maintained, or with respect to which Borrowers have obtained a valid extension of time within which to pay any such debts, taxes and liabilities, or for which delay and payment shall not have a material adverse effect on Borrower’s financial condition .

(j) Collection of Insurance Proceeds. Borrower will cooperate with Lender in obtaining for Lender the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transaction contemplated hereby and the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder.

(k) Indebtedness. Borrower shall not incur, create, assume or permit to exist any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets, any indebtedness owed under any conditional sale or title retention agreement, contingent obligations pursuant to guaranties of Indebtedness, endorsements, letters of credit and other similar secondary liabilities, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations (collectively, “Indebtedness”) without the prior written approval of Lender, except for (i) the Loan, (ii) the endorsement of checks for collection in the ordinary course of business, (iii) debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due, (iv) intercompany Indebtedness; (v) other Indebtedness, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; (vi) purchase money Indebtedness (including obligations in respect of capital leases or synthetic leases) hereafter incurred by any Loan Party or any of their Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (1) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 at any one time outstanding, (2) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (3) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; (vii) unsecured Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, (x) any such Indebtedness is extinguished within thirty (30) days; and (y) the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $750,000; (viii) Indebtedness in favor of Madryn Health Partners, LP as set forth in any Subordination Agreement; and (ix) other Indebtedness owing to Lender.

(l) Guaranties. Except as may be in existence prior to the date hereof, as previously disclosed to the Lender, or as permitted under Section 5(k), Borrower shall not guarantee or otherwise in any way become or be responsible for any Indebtedness of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging Indebtedness of any other Person, or otherwise.

(m) Advances. Borrower shall not make any advances, dividends, loans, or distributions to Guarantor or any of its subsidiaries, affiliates, shareholders, officers or directors, without the prior written consent of Lender. Notwithstanding the foregoing, so long as no Event of Default exists, Borrower shall be permitted to make advances to Guarantor or any of its subsidiaries, affiliates, shareholders, officers or directors, in the ordinary course of Borrower’s business, without first obtaining Lender’s prior written consent. Furthermore, it is hereby clarified and agreed that the provisions made in this section shall not interfere with any ordinary course money transfers among the Borrower and any of its affiliates, and such money transfers shall not require the Lender’s prior written consent.

(n) Further Assurances and Preservation of Security. Borrower will do all acts and execute all documents for the better and more effective carrying out of the intent and purposes of this Agreement, as Lender shall reasonably require from time to time, and will do such other acts necessary or desirable to preserve and protect the Collateral at any time securing or intending to secure the Note, as Lender may reasonably require.

(o) No Assignment. Borrower shall not assign this Agreement or any interest therein and any such assignment is void and of no effect. Lender may assign this Agreement and any other Agreements contemplated hereby, and all of its rights hereunder and thereunder, and all provisions of this Agreement shall continue to apply to the Loan. Lender agrees to notify Borrower of any such assignment. Lender also shall have the right to participate the Loan with any other lending institution.

(p) Access to Books and Records. Borrower shall allow Lender, or its agents, after reasonable prior notice and during reasonable normal business hours, to access Borrower’s books, records and such other documents, and allow Lender, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Lender shall be entitled to a field exam, audit and inventory appraisal on a semi-annual basis (or during the existence of an Event of Default, more frequently, if Lender deems it necessary in its sole and absolute discretion) at Borrower’s expense throughout the term of the Loan.

(q) Business Continuity. Borrower shall conduct its business in substantially the same manner and as such business is now and has previously been conducted during the term of the Loan.

(r) Insurance.

(1) Borrower shall obtain, maintain and keep in full force and effect during the term of the Loan adequate insurance coverage, with all premiums paid thereon and without notice or demand, with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses and owning similar properties in localities where the applicable Borrower operates including, without limitation:

(i) For any and all Canadian locations, public liability insurance insuring against all claims for personal or bodily injury, death, or property damage in an amount of not less than $10,000,000.00 single limit coverage, and $10,000,000.00 in the aggregate. Such policy shall include an additional insured endorsement naming the Lender as loss payee;

(ii) For any and all United States locations, public liability insurance insuring against all claims for personal or bodily injury, death, or property damage in an amount of not less than $1,000,000.00 single limit coverage, and $2,000,000.00 in the aggregate. Such policy shall include an additional insured endorsement naming the Lender as loss payee;

(iii) A personal property insurance policy (insuring Inventory) in an amount not less than $2,000,000.00 combined for its North American locations; and

(iv) Insurance in such amounts and against such other casualties and contingencies as may from time to time be required by Lender.

(2) All policies of insurance required hereunder shall: (i) be written by carriers which are licensed or authorized to transact business in the State of Florida, and are rated “A” or higher, Class XII or higher, according to the latest published Best’s Key Rating Guide and which shall be otherwise acceptable to Lender in all other respects, (ii) provide that the Lender shall receive thirty (30) days’ prior written notice from the insurer before a cancellation, material change or non-renewal of the policy becomes effective and (iii) be otherwise satisfactory to Lender in its reasonable discretion.

(3) Borrower shall not, without the prior written consent of Lender, take out separate insurance concurrent in form or contributing with regard to any insurance coverage required by Lender.

(4) At all times during the term of the Loan, at request of Lender, Borrower shall promptly deliver to Lender the original (or a certified copy) of all policies of insurance required hereby, together with receipts or other evidence that the premiums therefor have been paid.

(5) Not less than thirty (30) days prior to the expiration date of any property or liability insurance policy of Borrower, at request of Lender, Borrower shall deliver to Lender the original (or certified copy), or a certificate, as applicable, of each renewal policy, together with receipts or other evidence that the premiums therefor have been paid.

(6) The delivery of any insurance policy and any renewals thereof, shall constitute an assignment thereof to Lender and Borrower hereby grants to Lender a security interest in all such policies, in all proceeds thereof and in all unearned premiums therefor.

(s) Lockbox. After the occurrence and during the continuation of an Event of Default, Lender may require the Borrower to establish a lockbox under the control of Lender to which all of the Account Debtors shall forward payments on the Accounts. The Borrower shall pay all of Lender’s standard fees and charges in connection with such lockbox arrangement (if any) as such charges and fees may change from time to time. In the event Lender requires a lockbox arrangement, the Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that Lender shall have the right to directly contact Account Debtors at any time after the occurrence and during the continuation of an Event of Default, to ensure that payments on the Accounts are directed to the lockbox. The Borrower hereby grants to Lender as additional security in and lien upon all items and balances held in any lockbox as additional collateral for the obligations of the Borrower. After the occurrence and during the continuation of an Event of Default, the Lender shall be irrevocably authorized to debit and “sweep” the lockbox daily and take all sums contained therein and apply such sums against monies owed to the Lender of any kind, including, without limitation, any principal and/or interest due under the Note.

(t) Subordination of Debt. Borrower will fully subordinate all of the Borrower’s material Indebtedness owed to third parties, including, without limitation, officers, employees, stockholders, and affiliates, upon terms and conditions acceptable to Lender. Notwithstanding the foregoing, (i) so long as the Borrower is in compliance with the financial covenants contained herein and there is no Event of Default, and no condition exists, which but for the giving of notice or the passage of time would constitute and Event of Default, the Borrower shall be permitted to make regular scheduled payments of principal and interest on such subordinated debt.

(u) Indemnification. Borrower and Guarantor hereby indemnify and hold Lender, its directors, officers, agents, employees and attorneys harmless from and against any liability, loss, expenses, damage of any nature, and claims, including, without limitation, brokers’ claims, arising in connection with: (i) any failure by the Borrower to make payment of any amount due under this Loan Agreement or the Security Agreement on the due date or, if so payable, on demand; (ii) the occurrence and/or continuance of an Event of Default or (iii) material inaccuracy or material breach of any of the representations contained in this Agreement or any other Loan Documents, in each case, except for any liabilities, losses, expenses, damages and claims arising out of Lender’s breach of contract, bad faith, gross negligence or willful misconduct.

(v) Estoppel Certificate. At any time during the term of the Loan, within ten (10) business days after written demand of such Borrower by the Lender therefor, the Borrower shall deliver to the Lender a certificate, duly executed and in form satisfactory to the Lender, stating and acknowledging, to the best of such Borrower’s knowledge, the then unpaid principal balance of, and interest due and unpaid, under the Loan, the fact that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments).

(w) Release of Information for Marketing Purposes. The Borrower consents to the Lender releasing details of the Loan to the media, radio, television, trade publications, magazines, web sites or other forms of media (collectively, the “Media”) and hereby releases and holds Lender harmless from any liability arising out of the use or publication of such information absent Lender’s gross negligence or willful misconduct.

6. FINANCIAL COVENANTS AND REPORTING REQUIREMENTS.

(a) Depository Relationship. At all times during the term of the Loan, each Borrower shall maintain all its depository account(s), merchant services and treasury management services with Lender with exception for foreign depository accounts. Notwithstanding the foregoing, Borrower shall be permitted to maintain: (i) account(s) with JP Morgan; and (ii) Borrower’s PayPal account(s) so long as such account(s) do not exceed $250,000.00 at any given time. The Loan shall be set up on an automatic debit from one of Borrower’s accounts with Lender.

(b) Guarantor’s Annual Financial Statements. Within 120 days after the end of each fiscal year, commencing with fiscal year end 2018, Guarantor shall supply Lender with (i) an annual audited consolidated financial statement for the prior fiscal year (including a comparison to the immediately preceding year) in form of presentation reasonably acceptable to Lender, and (ii) such supporting documentation as Lender reasonably requests.

(c) Borrower, Guarantor and its Subsidiaries Financial Statements. Within 45 days following the close of each quarter (but within 45 days after the last month in a fiscal year), Borrower shall supply Lender with (i) quarterly management prepared (and certified as true and correct by the CEO and/or CFO of Guarantor) consolidated and consolidating, financial statement of the Parent and its Subsidiaries for the prior semi-annual period in form of presentation reasonably acceptable to Lender, (ii) such supporting documentation as Lender reasonably requests, and (iii) a covenant compliance certificate confirming compliance with the financial covenants set forth herein, in form reasonably satisfactory to Lender.

(d) Borrower Tax Returns. Within 30 days of filing, Borrower shall supply Lender with a copy of its annual federal income tax returns, including, without limitation, K-1 statements for all Partnerships and Sub Chapter S Corporations, or, if an extension is filed for any tax return, within 30 days after any permitted extension date.

(e) Guarantor Tax Returns. Within 30 days of filing, each Guarantor shall supply Lender with a copy of its annual federal income tax returns, including, without limitation, K-1 statements for all Partnerships and Sub Chapter S Corporations, or, if an extension is filed for any tax return, within 30 days after any permitted extension date.

(f) Monthly Reports. Within twenty (20) days of the end of each month, Borrower shall supply Lender with (i) an accounts receivable aging report, (ii) [reserved], (iii) an accounts payable aging report, (iv) [reserved].

Should Borrower not be required to provide the bank with Monthly Reports as established in Section 6 (f) and require an advance under the line thereafter, Borrower shall submit Monthly Reports for the three periods prior to the advance request, along with a BBC for the most current period. Borrower will give Bank two weeks’ notice of the borrowing requirement with the submission of the required reports.

(g) Form of Financial Statements. The form of presentation of each financial statement as required above shall be reasonably acceptable to Lender, shall be certified by Borrower to be correct and complete in all material respects, and to the extent required by GAAP, shall include a complete description of all contingent liabilities, including, without limitation, all Indebtedness guaranteed.

(h) Intentionally Omitted.

(i) Monthly Borrowing Base Certificates. Within twenty (20) days of the end of each month, Borrower shall supply Lender with a Borrowing Base Certificate with the Borrowing Base calculation for such month and resulting availability under the Note duly executed by an authorized officer of Borrower.

(j) Financial Covenants. At all times during the term of the Loan, the Borrower shall satisfy (or cause to be satisfied) either clause (i) below; or clauses (ii) and (iii) below:

(i) Average Compensating Balances. The Borrower shall maintain an average daily balance during each calendar quarter of deposits with the Lender as follows: (i) (which shall include amounts held pursuant to the Escrow Agreement) during the first twelve (12) months following the date of this Agreement, of at least Twenty Three Million and No/100 Dollars ($23,000,000.00) and (ii) thereafter of at least Three Million and No/100 Dollars ($3,000,000.00) (the “Minimum Deposit Relationship”), in each case, to be tested on a quarterly basis. Failure to maintain the Minimum Deposit Relationship will result in a fee payable to Lender equal to two percent (2%) per annum of the amount of the deficiency (the “Deficiency Fee”), which Deficiency Fee shall be charged automatically without any notice to Borrower. The Deficiency Fee shall not be deemed to be or constitute additional interest under the Loan, as it relates specifically and directly to the required deposit balances. In the event Borrower fails to maintain the required Minimum Deposit Relationship and the Deficiency Fee becomes due and payable by Borrower, Lender shall be entitled to either (i) set off against the Borrower’s accounts held with Lender (excluding the account established pursuant to the Escrow Agreement) in order to collect the Deficiency Fee without the requirement of notice, or (ii) send a written demand to Borrower that the Deficiency Fee be paid within ten (10) days of written notice thereof. At Lender’s sole discretion, the Minimum Deposit Relationship may be satisfied not only with Borrower accounts, but also with accounts maintained with

Lender by Guarantor or any accounts owned or controlled by the Borrower or Guarantor (collectively, the “Related Accounts”). To the extent such Related Accounts are included in the calculation of the Minimum Deposit Relationship, Lender may exercise its right of setoff against any such Related Accounts along with any Borrower accounts.

(ii) Debt Service Coverage Ratio. [Parent shall maintain a minimum Debt Service Coverage Ratio of not less than 1.75 to 1.00 including Madryn Health Partners, LP debt service. For purposes hereof, “Debt Service Coverage Ratio” shall mean the ratio of (a) EBITDA, plus stock based compensation, plus capital contributions to Borrower or Parent less shareholder distributions, less unfinanced capex, divided by (b) CPLTD, plus cash interest expense on all debt. This covenant shall be measured semiannually on a trailing twelve month basis upon Lender’s receipt of the consolidated financial statements of Parent required herein for each fiscal quarter ending June 30 and December 31.]1

(iii) Total Liabilities to Tangible Net Worth Ratio. Parent shall maintain a maximum ratio of Total Liabilities to Tangible Net Worth of not more than 1.5 to 1.00. For purposes hereof, “Total Liabilities” shall be defined as total liabilities, less subordinated debt; and “Tangible Net Worth” shall be defined as net worth, less dues from or loans to affiliated/related parties, less intangible assets, plus subordinated debt. This covenant shall be measured quarterly upon Lender’s receipt of the financial statements of Parent required herein.

(k) Reserved.

(l) Landlord Lien Waivers. Borrower shall use best efforts to obtain a Landlord Lien Waiver in form and substance acceptable to Lender for Borrower’s Florida location(s). Lender may, from time to time, request reasonable evidence of such efforts.

(m) Loan Fee. Borrower shall pay Lender a loan fee in the total amount of $1,000,000 fully earned as of the date hereof and payable in three (3) equal installments on the following dates: (i) January 25, 2021; (ii) February 25, 2021; and (iii) March 25, 2021.

7. DEFAULT. Upon the occurrence of any of the following events (each an “Event of Default” and collectively, the “Events of Default”), Lender may at its option exercise any of its remedies set forth herein:

(a) Borrower fails to pay any principal or interest under this Agreement or the Note, when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, and such failure is not cured by the Borrower within 5 business days from the date of notice by Lender of such Event of Default; or

(b) Borrower fails to perform any other obligation under the Loan Documents and such failure is not cured by the Borrower within fourteen (14) business days after written notice thereof is

[1]	NTD: Address the GW write down.

given by Lender to Borrower; or

(c) Borrower or Guarantor (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), in respect of any Indebtedness or Guarantee of Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than $250,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(d) If any warranty or representation made by Borrower in this Agreement or in any written document, instrument or agreement delivered pursuant to the terms hereof shall be false or misleading in any material respect, when made or deemed made; or

(e) The dissolution of, or termination of existence of, Borrower; or

(f) Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, and such proceeding has not been vacated, discharged, or stayed within 60 days from the commencement thereof; or

(g) Guarantor becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationship; or

(h) The entry of a final judgment against Borrower or Guarantor for the payment of money in an aggregate amount exceeding $250,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) which is not paid, stayed or discharged within 60 days, except as would not have a material adverse effect on Borrower’s financial condition; or

(i) The seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any material property of Borrower, or Guarantor; and such proceeding has not been vacated, discharged, or stayed within 60 days from the commencement thereof; or

(j) There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and Lender has given Borrower written notice thereof; or

(k) The failure of Borrower or any Guarantor to timely provide any of the information as required in Section 6 above, and such failure is not cured by the Borrower within fourteen (14) business days; or

(l) The failure of Borrower to timely satisfy any of the covenants as required in

Section 6 above, and such failure is not cured by the Borrower within fourteen (14) business days.

8. REMEDIES OF LENDER. Upon the happening of an Event of Default, subject to the expiration of the applicable cure period, then Lender may, at its option, upon written notice to Borrower:

(j) Cease making advances hereunder;

(k) Terminate its obligations to make advances under this Agreement;

(l) Commence an appropriate legal or equitable action to enforce performance of this Agreement;

(m) Accelerate the payment of the Note and the Loan and any other sums secured by the Security Agreement, and commence appropriate legal and equitable action to collect all such amounts due Lender;

(n) Exercise any other rights or remedies Lender may have under the Security Agreement or other Loan Documents referred to in this Agreement or executed in connection with the Loan or which may be available under applicable law.

9. INTENTIONALLY OMITTED.

10. GENERAL TERMS. The following shall be applicable throughout the period of this Agreement or thereafter as provided herein:

(o) Rights of Third Parties. All conditions of the Lender hereunder are imposed solely and exclusively for the benefit of Lender and Borrower and their respective successors and assigns. No Person other than Lender shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will make advances in the absence of strict compliance with any or all thereof. No other Person shall, under any circumstances, be deemed to be a beneficiary of this Agreement or the Loan Documents, any provisions of which may be freely waived in whole or in part by the Lender at any time if, in its sole discretion, it deems it desirable to do so.

(p) Borrower is not Lender’s Agent. Nothing in this Agreement, the Note, the Security Agreement, or any other Loan Document shall be construed to make the Borrower the Lender’s agent for any purpose whatsoever, or the Borrower and Lender partners, or joint or co-venturers, and the relationship of the parties shall, at all times, be that of debtor and creditor.

(q) Loan Expense/Enforcement Expense. Borrower agrees to pay to Lender on demand all reasonable costs and expenses incurred by Lender in seeking to enforce Lender’s rights and remedies under this Agreement, including court costs, costs of alternative dispute resolution and reasonable attorneys’ fees and costs, whether or not suit is filed or other proceedings are initiated hereon.

(r) Evidence of Satisfaction of Conditions. Lender shall, at all times, be free independently to establish to its good faith and satisfaction, and in its absolute discretion, the existence or nonexistence of a fact or facts which are disclosed in documents or other evidence required by the terms of this Agreement.

(s) Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and shall not limit or otherwise affect any of the terms hereof.

(t) Invalid Provisions to Affect No Others. If performance of any provision hereof or any transaction related hereto is limited by law, then the obligation to be performed shall be reduced accordingly; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

(u) Application of Interest to Reduce Principal Sums Due. In the event that any charge, interest or late charge is above the maximum rate provided by law, then any excess amount over the lawful rate shall be applied by Lender to reduce the principal sum of the Loan or any other amounts due Lender hereunder.

(v) Governing Law. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement.

(w) Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the others and shall apply jointly and severally.

(x) Waiver. If Lender shall waive any provisions of the Loan Documents, or shall fail to enforce any of the conditions or provisions of this Agreement, such waiver shall not be deemed to be a continuing waiver and shall never be construed as such; and Lender shall thereafter have the right to insist upon the enforcement of such conditions or provisions. Furthermore, no provision of this Agreement shall be amended, waived, modified, discharged or terminated, except by instrument in writing signed by the parties hereto.

(y) Notices. All notices from the Borrower to Lender and Lender to Borrower required or permitted by any provision of this Agreement shall be in writing and sent by registered or certified mail, by nationally recognized overnight delivery service, by facsimile or by electronic communication (e-mail) and addressed as follows:

TO LENDER:	CITY NATIONAL BANK OF FLORIDA
100 S.E. 2nd Street, 13th Floor
Miami, Florida 33131
Attention: Legal Department
E-mail: Greg.Mangram@citynational.com

TO BORROWER:	VENUS CONCEPT USA INC.
235 Yorkland Blvd, Suite 900
Toronto, Ontario, Canada M2J 4Y8
Attention: Domenic Serafino, President
Michael Mandarello, General Counsel
Facsimile: (855) 907-0115

E-mail: dom@venusconcept.com
mmandarello@venusconcept.com

With a copy to:
(which shall not constitute service):

Reed Smith LLP 599 Lexington Avenue
New York, New York 10022
Attention: Mark Pedretti
Facsimile: (212) 521-5450
E-mail: mpedretti@reedsmith.com

Such addresses may be changed by such notice to the other party. Notices sent by registered or certified mail or by overnight delivery service shall be deemed given on the date of its deposit in the United States Mail and, unless sooner actually received, shall be deemed received by the party to whom it is addressed on the third calendar day following the date on which said notice is deposited in the mail, or if a courier system is used, on the date of delivery of the notice; notices sent by facsimile or by electronic communications shall be deemed given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(z) Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their successors and assigns; but nothing herein shall authorize the assignment hereof by the Borrower.

(aa) USA Patriot Act Notice. Lender hereby notifies Borrower and Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Act.

(bb) Counterparts, Facsimiles. This Agreement may be executed in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. Any counterpart evidencing signature by one party that is delivered by facsimile by such party to the other party hereto shall be binding on the sending party when such facsimile is sent.

(cc) WAIVER OF JURY TRIAL. LENDER, BORROWER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT TO BE CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT.

[CONTINUES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have caused this Third Amended and Restated Loan Agreement to be executed on the date first above written.

BORROWER:

VENUS CONCEPT USA INC., a Delaware
corporation

By:	/s/ Domenic Serafino
Domenic Serafino, as President

VENUS CONCEPT CANADA CORP., a Canadian corporation

By:	/s/ Domenic Serafino_
Domenic Serafino, as CEO

VENUS CONCEPT INC., a Delaware
corporation

By:	/s/ Domenic Serafino
Domenic Serafino, as CEO

JOINDER OF GUARANTOR

Each of the undersigned as Guarantor hereby consents to the foregoing Second Amended and Restated Loan Agreement.

GUARANTOR:

VENUS CONCEPT LTD., an Israeli
corporation

By:	/s/ Domenic Serafino
Domenic Serafino, as CEO

PROVINCE OF ONTARIO         )

                                              )SS:

CITY OF TORONTO                   )

The foregoing instrument was acknowledged before me this _____ day of _____________, 2020, by means of ☐ physical presence or ☐ online notarization, by Domenic Serafino, as President of VENUS CONCEPT USA INC., a Delaware corporation; as CEO of VENUS CONCEPT CANADA CORP., a Canadian corporation, as CEO of VENUS CONCEPT LTD., an Israeli corporation, and as CEO of VENUS CONCEPT INC., a Delaware corporation; on behalf of and as an act of the corporations respectively. He is personally known to me or has produced a ______________________ as identification, and took an oath.

NOTARY PUBLIC

Print Name:

My Commission Expires: _________________

LENDER:

CITY NATIONAL BANK OF FLORIDA

By:	/s/ Greg Mangram
Name: Greg Mangram
Title: Senior Vice President

Exhibit A

Borrowing Base Certificate